Exhibit (a)(1)(C)

GROVE COLLABORATIVE HOLDINGS, INC.
1301 SANSOME STREET
SAN FRANCISCO, CA 94111
OPTION EXCHANGE - ELECTION FORM
THIS OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., PACIFIC TIME, ON FRIDAY, OCTOBER 21, 2022, UNLESS EXTENDED
Before completing and signing this Election Form, we encourage you to read the documents that make up this tender offer, including (1) the Offer to Exchange Eligible Options for New Restricted Stock Units, dated September 26, 2022, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email from GROVE COLLABORATIVE HOLDINGS, INC. (“Grove”), describing the terms of the Exchange Offer (the “Offer Documents”); (2) the email from Grove on September 26, 2022 announcing the commencement of the Exchange Offer; and (3) this Election Form, including the Agreement to the Terms of Election and Instructions to Election Form attached below. The Exchange Offer is subject to the terms set forth in the Offer Documents, as they may be amended. The Exchange Offer expires at 6:00 p.m., Pacific Time, on Friday, October 21, 2022, unless extended. All capitalized terms used in this Election Form but not defined herein shall have the meanings given in the Offer Documents.
PLEASE CAREFULLY REVIEW AND FOLLOW THE INSTRUCTIONS BELOW AND ATTACHED TO THIS FORM.
If you wish to participate in the Exchange Offer with respect an Eligible Option, please check the box next to “Yes, exchange Eligible Option for New RSU” in order to tender all of such Eligible Option in exchange for the grant of a New RSU under the terms of the Exchange Offer. As described in the Offer Document, if you exchange an Eligible Option, the associated Earnout Share will be forfeited. If you check the box next to “No, retain Eligible Option” with respect to an Eligible Option, such Eligible Option will remain outstanding subject to its original terms, and no New RSUs will be granted to you in exchange for such Eligible Option.
If you make no election, or do not return this Election Form before the Expiration Time, you will retain your Eligible Options subject to their original terms, and no New RSUs will be granted to you.
If you wish to reject the Exchange Offer and retain all of your Eligible Options, you may check the box next to “No, reject the Exchange Offer and retain all Eligible Options” below.
If Grove extends the expiration of the Exchange Offer past the original Expiration Time on Friday, October 21, 2022, to the extent any of your Eligible Options are currently treated as “incentive stock options” (“ISOs”) and you would like to retain the ISO status of such Eligible Options, you must affirmatively elect to retain such Eligible Options by checking the box(es) below next to “No, retain Eligible Option” with respect to such Eligible Options, or, if applicable, the box next to “No, reject the Exchange Offer and retain all Eligible Options,” and return this Election Form to Grove on or before 6:00 p.m., Pacific Time, on Friday, October 21, 2022.
Please submit this Election Form to Grove via Google Forms.
See the Instructions to Election Form attached to this Election Form for additional information.
Employee Name: [Name]
Refer to the statement of your Eligible Options provided by email. Your statement shows the Grant Number, which you will need to complete the Election Form, below. It also shows other information about your Eligible Options, including the Exercise Price (referred to as the Grant Price on the statement), and the quantity outstanding and unvested.
Use the fields and checkboxes below to elect to tender Eligible Options in exchange for New RSUs. Each Grant should be entered separately. You must enter every grant listed on your statement of Eligible Options or your submission will be rejected. Do not use more rows that the number of Eligible Options listed on your statement.
How many grants (the number of distinct Client Grant IDs) are listed on your statement of Eligible Options?

☐ Not applicable. I want to reject the Exchange Offer and retain all Eligible Options. If you check this box, you do not need to make any elections in the form below. Click “Submit” to record your election.
[Number of grants]
Grant # [Grant Number]
Client Grant ID: [Client Grant ID]
Election to tender Eligible Option in exchange for New RSU(s)
☐ Yes, exchange Eligible Option for New RSU
☐ No, retain Eligible Option
Acknowledgement
☐ I understand that, to the extent I have elected (1) with respect to the vested shares in the Eligible Option, New RSUs will vest 50% on the grant date of the New RSU and will vest with respect to the remaining 50% in two equal installments on each of February 15, 2023 and May 15, 2023, in each case, subject to your continued service with Grove through each applicable vesting date, as further described in the Agreement to Terms of Election below, and (2) with respect to the unvested shares in the Eligible Option New RSUs will vest in equal installments on each February 15, May 15, August 15 and November 15 until becoming fully vested in the calendar quarter in which the Eligible Option tendered in exchange for such New RSU would have fully vested had it not been exchanged in this Exchange Offer and subject to your continued service with Grove through each applicable vesting date, as further described in the Agreement to Terms of Election below.

YOUR SIGNATURE AND SUBMISSION OF THIS ELECTION FORM INDICATES THAT YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE OFFER DOCUMENTS, AS WELL AS THE AGREEMENT TO THE TERMS OF THE ELECTION ATTACHED HERETO.
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration time, which is 6:00 p.m., Pacific Time, on Friday, October 21, 2022, unless extended. The last valid election submitted to Grove prior to the expiration of the Exchange Offer shall be effective and supersede any prior Election Forms you submit.

Employee Name: [Name]

(Signature)

(Print Name)
(Date)

AGREEMENT TO THE TERMS OF ELECTION

To:	GROVE COLLABORATIVE HOLDINGS, INC. (“Grove”)
1301 Sansome Street
San Francisco, CA 94111

VIA GOOGLE FORM
By signing and submitting this Election Form, I acknowledge and agree that:
1.I have received from Grove the Offer to Exchange Eligible Options for New RSUs, including the Summary Term Sheet - Questions and Answers, dated September 26, 2022 (collectively, the “Offer Documents”), and upon making an election herein, I agree to all of the terms and conditions of the Offer Documents.
2.I tender to Grove for exchange the Eligible Options specified on this Election Form and understand that, upon acceptance by Grove, this Election Form will constitute a binding agreement between Grove and me. I have checked the box(es) corresponding to the Eligible Options that I elect to tender for exchange. I understand that any election that I make to tender an option for exchange that does not qualify as an Eligible Option will not be accepted, and such options will remain outstanding subject to their original terms following the expiration of the Exchange Offer.
3.If I validly tender an Eligible Option for exchange and such Eligible Option is accepted by Grove, such Eligible Option will automatically be cancelled by Grove in exchange for the grant of one or more New RSUs with the applicable New RSU Terms described in the Offer Documents, including, without limitation:
•Each New RSU will represent the right to receive a number of shares of our Class A common stock rather than Class B common stock based on the exchange ratio specified in the Offer Documents and referenced on the Election Form. Under the dual-class structure of Grove’s common stock, our Class B Common Stock is entitled to ten votes per share, while our Class A Common Stock is entitled to one vote per share.
•The vesting schedule of my New RSUs will be as follows:
oWith respect to any New RSU granted in exchange for shares underlying an Eligible Option that are vested as of the grant date of the New RSU (the “Exchange Date”), such New RSU will vest 50% on the Exchange Date and will vest with respect to the remaining 50% in two equal installments on each of February 15, 2023 and May 15, 2023, in each case, subject to your continued service with Grove through each applicable vesting date.
oWith respect to any New RSU granted in exchange for shares underlying an Eligible Option that are unvested as of the Exchange Date, such New RSU will vest in equal installments on each February 15, May 15, August 15 and November 15 until becoming fully vested in the calendar quarter in which the Eligible Option tendered in exchange for such New RSU would have fully vested had it not been exchanged in this Exchange Offer and subject to your continued service with Grove through each applicable vesting date.
oUpon tender and cancellation of your Eligible Options, you will forfeit and have no further rights to the Earnout Shares that were granted in connection with such Eligible Options. The Earnout Shares were unvested at the closing of the Merger and are scheduled to automatically vest effective (A) with respect to 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $12.50 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to the Earnout Period and (B) with respect to the other 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $15.00 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to expiration of the Earnout Period. In addition, in the event that (x) there is a “Change of Control” (or a definitive agreement providing for a “Change of Control” has been entered into) after the closing of the Merger and prior to the expiration of the Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to Grove after the closing and on or prior to the expiration of the Earnout Period, the Earnout Shares that have not vested prior to such occurrence will automatically vest. Under the terms of the Merger Agreement, if, at any time prior to the date on which the Earnout Shares vest, any holder of Earnout Shares forfeits all or any portion of such holder’s related Grove options, all unvested Earnout Shares issued to such holder with respect to any such awards shall be automatically forfeited the Company and distributed to the other holder of Grove securities as if immediately prior to the closing of the Business Combination on a pro rata basis.
4.To remain eligible to tender Eligible Options for exchange pursuant to the Exchange Offer, I must remain an Eligible Holder on the date the New RSU is granted, which will occur on or promptly following the Expiration Time, which is currently scheduled to be 6:00 p.m., Pacific Time, on Friday, October 21, 2022, unless extended. I understand that if my employment with Grove ceases prior to the date on which the New RSU is granted, Grove will not accept my Eligible Options for exchange and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options subject to their original terms and conditions. If I cease providing services to Grove before the shares underlying my New RSUs vest, I will forfeit any unvested portion of my New RSUs, subject to the terms of Grove’s 2022 Equity and Incentive Plan and the underlying award agreement.
5.Neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment or service with Grove.
6.This election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Expiration Time, as described in the Instructions to Election Form. I understand that this decision to tender my Eligible Options will be irrevocable as of 6:00 p.m., Pacific Time, Friday, October 21, 2022, unless the Exchange Offer is extended. Participation in the Exchange Offer is entirely my decision and should be made based on my personal circumstances. Grove has not authorized any person to make any recommendation on its behalf as to whether or not I should participate in the Exchange Offer.
7.I may receive certain future confirmation letters or other communications from Grove in connection with the Exchange Offer, including a communication confirming that Grove has received this Election Form and whether Grove ultimately accepts or rejects this Election Form.

INSTRUCTIONS TO ELECTION FORM

1.
DEFINED TERMS. All capitalized terms used in this Election Form but not defined herein have the meanings given in the Offer to Exchange Eligible Options for New Restricted Stock Units, dated September 26, 2022, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email from Grove. The use of “Grove,” “we,” “us” and “our” in this Election Form refers to GROVE COLLABORATIVE HOLDINGS, INC.

2.
EXPIRATION TIME. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 6:00 p.m., Pacific Time, Friday, October 21, 2022, unless the Exchange Offer is extended.

3.
DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Exchange Offer, a signed copy of this Election Form must be received by Grove via Google Form before 6:00 p.m., Pacific Time, on Friday, October 21, 2022 (or such later date as may apply if the Exchange Offer is extended).

Your Election Form will be effective only upon receipt by us. You are responsible for making sure that the Election Form is delivered via Google Forms as indicated above. You must allow for sufficient time to complete and submit this Election Form to ensure that we receive your Election Form on time.
You are not required to tender any of your Eligible Options for exchange. If you choose to tender one or more of your Eligible Options for exchange, please check the box on your Election Form corresponding to each Eligible Option that you wish to tender for exchange. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you New RSUs.

4.
WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Exchange Offer may be withdrawn at any time before 6:00 p.m., Pacific Time, on Friday, October 21, 2022, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time.

To withdraw tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal via email (by PDF or similar imaged document file) to: 2022-tender-offer@grove.co.
Withdrawals may not be rescinded unless the withdrawn Eligible Options are properly re-tendered before the Expiration Time by following the procedures described in Instruction 3 above.

5.
SIGNATURES. Please sign and date this Election Form via Google Forms. Except as described in the following sentence, this Election Form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election Form.

6.
REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional or hard copies of the Offer Documents or this Election Form) should be directed via email to 2022-tender-offer@grove.co.

7.
IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder before the Expiration Time. No Eligible Options will be accepted for exchange until the Eligible Holder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the Expiration Time. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.

8.	ALTERNATIVE, CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.

9.
IMPORTANT U.S. TAX INFORMATION. You should refer to Section 12 of the Offering Memorandum included in the Offer Documents, which contains important U.S. tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.